<PAGE 1>
                Notice of Annual Meeting of Stockholders
                                 of
                          Juno Lighting, Inc.

To the Stockholders of
Juno Lighting, Inc.:

     On April 25, 2000, Juno Lighting, Inc. will hold its annual meeting of stockholders at Juno's headquarters at 1300 South Wolf Road, Des Plaines, Illinois 60018. The annual meeting will begin at 10:00 a.m. local time.

     At the annual meeting, you will be asked to consider and vote on:

     (1) The election of the board of four directors to serve until the 2001 annual meeting of stockholders or until their successors are elected and qualified; and

     (2) Such other matters as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

     March 14, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof. Only holders of record of Juno stock at the close of business on that date are entitled to notice of and to vote at the annual meeting.

     Also enclosed is a copy of Juno's Annual Report on Form 10-K for the fiscal year ended November 30, 1999.

     Your vote is important and we urge you to complete, sign, date and return your proxy card as promptly as possible, whether or not you expect to attend the annual meeting. If you are unable to attend in person and you return your proxy card, your shares will be voted at the annual meeting. A return envelope is included for your convenience. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by your broker or nominee regarding how to instruct them to vote your shares.

                                       By Order of the Board of Directors


                                       Joel W. Chemers
                                       Secretary

Des Plaines, Illinois
March 21, 2000

     Please complete, sign, date and return the enclosed proxy card.

This proxy statement is dated, and is first being mailed to Juno stockholders on or about, March 21, 2000.

<PAGE 2>

                              JUNO LIGHTING, INC.
                              1300 South Wolf Road
                                 P.O. Box 5065
                      Des Plaines, Illinois  60017-5065

                                ---------------

                                PROXY STATEMENT
                                ---------------


                   THE ANNUAL MEETING OF JUNO STOCKHOLDERS

General

     You were sent this proxy statement in connection with the solicitation of proxies by and on behalf of the board of directors of Juno Lighting, Inc. ("Juno") for use at the annual meeting of Juno stockholders and any adjournments or postponements thereof. The annual meeting will be held on Tuesday, April 25, 2000, at 10:00 a.m. local time, at Juno's headquarters at 1300 South Wolf Road, Des Plaines, Illinois 60018.

Matters to be Considered

     At the annual meeting, you will be asked to consider and vote on:

     - The election of the board of four directors to serve until the 2001 annual meeting of stockholders or until their successors are elected and qualified; and

     - Such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

     You may also be asked to vote on a proposal to adjourn or postpone the annual meeting, which adjournment or postponement could be used for the purpose, among others, of obtaining a quorum or allowing additional time for the soliciting of additional votes.

Record Date

     The Juno board has fixed March 14, 2000 as the record date for the determination of the Juno stockholders entitled to receive notice of and to vote at the annual meeting. Accordingly, only Juno stockholders of record at the close of business on such date are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof. As of the record date, Juno's outstanding capital stock comprised shares of its Common Stock, par value $0.001 per share ("common stock"), and shares of its Series A Convertible Preferred Stock ("preferred stock"). As of the record date, 2,412,126 shares of Juno common stock and 1,060,000 shares of preferred stock were outstanding and entitled to vote at the annual meeting.

Voting at the Annual Meeting

     Quorum Requirement. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Juno stock entitled to vote on the record date is necessary to constitute a quorum at the annual meeting.

     Voting Rights. Each share of Juno common stock outstanding on the record date entitles its holder to one non-cumulative vote as to each matter that may properly come before the annual meeting. Each share of Juno preferred stock outstanding on the record date entitles its holder to one non-cumulative vote as to each matter that may properly come before the annual meeting for each whole share of Juno common stock that would be issuable to such holder upon the conversion of all the shares of Juno preferred stock held by such holder on the record date.

     As of the record date, holders of preferred stock were entitled to an aggregate of 4,285,259 non-cumulative votes as to each matter that may properly come before the annual meeting. Fremont Investors I, LLC ("Fremont Investors"), which obtained control of Juno in 1999 in a recapitalization transaction described below under "Change in Control of Registrant; Financing Arrangements," is (together with its affiliates) entitled to cast over 99% of such votes and 69.5% of all votes entitled to be cast at the annual meeting. As a result, Fremont Investors and its affiliates, if they choose to do so, may elect all of Juno's directors and control the vote as to any other matter that may properly come before the annual meeting or any adjournment or postponement thereof.

     Vote Required. The following votes are required to approve matters to be considered and voted upon at the annual meeting:

     - Election of Directors. Directors are elected by a plurality of the vote of the shares of common stock and preferred stock voting together. The nominees who receive the most votes will be elected. Abstentions, withheld votes and broker non-votes will not be taken into account and will have no effect in determining the outcome of the election.

          When electing directors, holders of common stock and preferred stock have non-cumulative voting rights. This means that the holders of a majority of the shares of common stock and preferred stock taken together, represented and entitled to vote at a meeting where a quorum is present, can elect all of the directors if they choose to do so. In such an event, the holders of the remaining shares will not be able to elect any person or persons to the board of directors.

<PAGE 3>

     - All Other Matters. Other than the election of directors, all matters brought before the annual meeting will be decided by a vote of the holders of a majority of the shares of common stock and preferred stock taken together and present in person or represented by proxy, unless the matter is one upon which a different vote is required by law or by Juno's certificate of incorporation.

Abstentions and Broker Non-Votes. Abstentions, broker non-votes and withheld votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Proxies

     If you are a Juno stockholder, you may use the enclosed proxy card if you are unable to attend the annual meeting in person or wish to have your shares voted by proxy even if you do attend the annual meeting.

     You may revoke any proxy given by you pursuant to this solicitation by:

     - delivering to the Secretary of Juno, at or before the annual meeting, a written notice bearing a later date than the proxy, which notice, by its terms, revokes the proxy;

     - duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Juno at or before the annual meeting; or

     - attending the annual meeting and voting in person (although attendance at annual meeting by a stockholder will not in and of itself revoke a previously delivered proxy).

     You should address any written notice of revocation and other communications regarding the revocation of Juno proxies to the Secretary of Juno at 1300 South Wolf Road, Des Plaines, Illinois 60018. In all cases, the latest dated proxy revokes an earlier dated proxy, regardless of which method is used to give or revoke a proxy, or if different methods are used to give and revoke a proxy. For such notice of revocation or later proxy to be valid, however, it must actually be received by Juno prior to the vote of the Juno stockholders at the annual meeting. If your broker has been instructed to vote your shares, you must follow directions received from your broker in order to change your vote.

Information Concerning the Solicitation of Proxies

     The enclosed proxy card is solicited on behalf of the Juno board of directors. The cost of soliciting proxies will be borne by Juno. In addition to solicitation by mail, directors, officers and employees of Juno, none of whom will receive additional compensation for such solicitations, may solicit proxies in person, by telephone, by telegram, by personal interview, by e-mail or by facsimile. Juno will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward its solicitation materials to the beneficial owners of the Juno common shares they hold of record and obtain authorization for, and appropriate certification in connection with, the execution of proxy cards. Juno will reimburse these record holders for customary mailing expenses incurred by them in forwarding these materials.

     Except as set forth above, neither Juno nor, to the best of Juno's knowledge, any person acting on its behalf has retained any other person to make solicitations or recommendations to security holders on its behalf in connection with the solicitation of proxies.

                              JUNO BOARD OF DIRECTORS

     Juno's amended and restated bylaws provide that Juno's board of directors shall consist of not less than three nor more than nine members. Currently, Juno's board of directors consists of four members. During the last fiscal year, there were eight meetings of the full board of directors.

Committees of the Board of Directors

     Juno has three committees of the board of directors. They are the audit, stock option and compensation committees. Juno does not have a standing nominating committee.

     The audit committee comprises one director. The audit committee oversees the creation and implementation of internal policy and controls and is responsible for the hiring of Juno's outside independent auditors and the review of their findings.

     The stock option committee comprises two directors. The stock option committee is responsible for granting and administering stock options and stock appreciation rights ("SARs") under Juno's Stock Option Plan, effective December 2, 1993 (the "1993 Stock Option Plan"), and the 1999 Stock Award and Incentive Plan (the "1999 Stock Option Plan" and, together with the 1993 Stock Option Plan, the "Stock Option Plans"). During the last fiscal year, there were no formal meetings of the stock option committee, which instead took all of its actions by unanimous written consent in lieu of a special meeting of the committee.

     The compensation committee comprises two directors. The compensation committee oversees Juno's executive compensation policy. During the last fiscal year, there were no formal meetings of the compensation committee, which instead took all of its actions by unanimous written consent in lieu of a special meeting of the committee.

<PAGE 4>

Directors' Compensation

     As the only director who is not either a salaried employee of Juno or an affiliate of Fremont Investors (Juno's controlling stockholder), Mr. Daniel DalleMolle receives an annual fee of $20,000 for each year that he serves as a director of Juno, $1,000 in cash for each meeting of the board of directors that he attends and reasonable, out-of-pocket expenses he incurs in connection with his attendance at meetings of the board of directors.

     In addition, on February 4, 2000, the stock option committee of the Juno board of directors voted to award Mr. DalleMolle an option to purchase 14,100 shares of common stock at a purchase price of $25.00 per share pursuant to the 1999 Stock Option Plan.

                              ELECTION OF DIRECTORS

     The annual election of the board of four directors will take place at the annual meeting. Each director will serve for the ensuing year until the 2001 annual meeting of Juno stockholders or until his successor is elected and qualified.

     The voting persons named on the enclosed proxy card intend to nominate and vote in favor of the election of the persons named below unless authorization is withheld. If any of the nominees becomes unavailable for election, votes will be cast for the election of such other person or persons as the proxy holders, in their judgment, may designate. No circumstances are currently known that would render unavailable any of the nominees named below.

     The following information is provided with respect to the nominees for election to the board of directors:

Robert Jaunich II............ Age 60.  Director and Chairman of the Board
                                since June 30, 1999.

                              Member of the Stock Option and Compensation
                                Committee.

                              Business experience during the last five years:
                                President and Chief Executive Officer of
                                  Fremont Investors I, LLC since May 1998.
                                Managing Director of Fremont Partners, L.P.
                                  and a member of FP Advisors, L.L.C. since
                                  1996.
                                Member of the Board of Directors of Fremont
                                  Group since 1991.

                              Other Directorships:
                                Kinetic Concepts, Inc.
                                Kerr Group, Inc.
                                CNF Transportation, Inc.
                                Chairman of the Managing General Partner of
                                  Crown Pacific Partners, L.P.

Mark N. Williamson........... Age 37.  Director since June 30, 1999.

                              Member of the Audit, Stock Option and
                                Compensation Committees.

                              Business experience during the last five years:
                                Vice President and Treasurer of Fremont
                                  Investors I, LLC since May 1998.
                                Managing Director of Fremont Partners, L.P.
                                  and a member of FP Advisors, L.L.C. since
                                  1996.
                                Managing Director of the Harvard Private
                                  Capital Group, Inc. from August 1991 until
                                  May 1996.

                              Other Directorships:
                                None.

Glenn R. Bordfeld............ Age 53.  Director since July 1999.  President and Chief Operating Officer since January
                                1999.

                              Business experience during the last five years:
                                Vice President, Sales of Juno from July 1991
                                  until January 1999.

                              Other Directorships:
                                None.

Daniel DalleMolle............ Age 49.  Director since February 2000.

                              Business experience during the last five years:
                                Group President, Hardware and Tool Companies
                                  of Newell Rubbermaid, Inc. from 1999 until
                                  the present.
                                President and Chief Operating Officer of
                                  Intermatic Incorporated from 1998 until
                                  1999.
                                President of Lee Rowan Company of Newell
                                  Rubbermaid, Inc. from 1996 until 1998.

                              Other Directorships:
                                None.


     To Juno's knowledge, there are no family relationships between any director or executive officer and any other director or executive officer. None of the directors has been involved in any legal proceedings of the nature described in Item 401(f) of Regulation S-K.

<PAGE 5>

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

     The following table sets forth, as of January 31, 2000, the number and percentage of outstanding shares of common stock and preferred stock beneficially owned by each person known to Juno to be the beneficial owner of more than five percent of the outstanding shares of common stock or preferred stock:

                                                                   Percentage of Outstanding
                                      Shares Beneficially Owned    Shares Beneficially Owned
                                      -------------------------    -------------------------
Name and Address                      Common          Preferred    Common          Preferred
----------------                      ------          ---------    -------         ---------

Fremont Investors I, L.L.C.(1).     4,651,126         1,051,970     69.45%            99.24%
  50 Fremont Street, Suite 3700
  San Francisco, CA 94105

Farallon Capital Partners, L.L.C.(2)  535,202                 0     22.19%                0%
   One Maritime Plaza, Suite 1325
   San Francisco, CA 94111

Seneca Capital, L.P. (3)........      238,760                 0      9.90%                0%
   830 Third Avenue, 14th Floor
   New York, NY 10022

T. Rowe Price Associates, Inc.(4)     235,017                 0      9.74%                0%
   100 E. Pratt Street
   Baltimore, MD 21202

(1) Fremont Investors I, L.L.C. ("Fremont I") owns, and exercises the power to vote or direct the disposition of, 1,051,590 shares of preferred stock.
    Fremont Partners, L.L.C. ("FPLLC") owns 380 shares of preferred stock.
    Fremont Investors I CS, L.L.C. ("FCS") owns 398,366 shares of common stock. Each of Fremont Partners, L.P., the managing member of Fremont I
    ("FPLP"), FP Advisors, L.L.C., the general partner of FPLP ("FPALLC"),
    Fremont Group, L.L.C., the managing member of FPALLC ("Fremont Group"), and Fremont Investors, Inc., the manager of Fremont Group ("Fremont
    Investors"), currently exercises shared power to dispose or direct the disposition of the 1,051,590 shares of preferred stock owned by Fremont I.
    In addition, each of FPLP, FPALLC, Fremont Group and Fremont Investors currently exercises shared power to vote or direct the vote and shared power to dispose or direct the disposition of the 398,366 shares of common stock owned by FCS. Fremont Group and Fremont Investors also currently exercise shared power to vote or direct the vote and shared power to dispose or to direct the disposition of the 380 shares of preferred stock owned by FPLLC. Each of the above parties, as part of a "group" under Exchange Act Rule 13d-5(b)(1), may be deemed to own 1,051,970 shares of preferred stock and 398,366 shares of common stock. The 4,651,162 shares of common stock depicted in the table above as beneficially owned by such parties includes 4,252,796 shares of common stock that may be obtained upon conversion of 1,051,970 shares of preferred stock.

(2) Farallon Capital Partners, L.P. ("FCP") beneficially owns 115,234 shares of common stock. Farallon Partners, L.L.C. ("FAPLLC") is the general partner of FCP. FAPLLC is also the general partner of: (i) Farallon
    Capital Institutional Partners, L.P. ("FCIP"), which beneficially owns
    99,557 shares of common stock, (ii) Farallon Capital Institutional
    Partners II, L.P. ("FCIP II"), which beneficially owns 25,611 shares of common stock, (iii) Farallon Capital Institutional Partners III, L.P.
    ("FCIP III"), which beneficially owns 41,964 shares of common stock, and
    (iv) Tinicum Partners, L.P. ("Tinicum"), which beneficially owns 10,152 shares of common stock. FAPLLC disclaims beneficial ownership of all such shares, except as to securities representing its pro rate interest in, and interest in the profits of, the above partnerships. As the registered investment advisor to certain discretionary accounts, Farallon Capital
    Management, L.L.C. ("FCMLLC") may be deemed to be the beneficial owner of 242,684 shares held by such discretionary accounts. FCMLLC disclaims beneficial ownership of such securities. As managing members of FAPLLC, the following persons may be deemed to be the beneficial owner of shares held by FCP, FCIP, FCIP II, FCIP III and Tinicum: Messrs. Enrique H.
    Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E.
    Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F.
    Mellin, Stephen L. Millham, Meridee A. Moore, Thomas F. Steyer (senior managing member) and Mark C. Wehrly. In addition, as managing members of FCMLLC, which is the registered investment advisor to certain discretionary accounts, Messrs. Boilini and Steyer (senior managing member) may be deemed to be the beneficial owner of the shares in such discretionary accounts. All such individuals disclaim beneficial ownership of all such shares. All of the above parties may be deemed a member of a group holding equity securities of Juno.

<PAGE 6>

(3) Mr. Douglas A. Hirsch beneficially owns, and has shared power to vote or direct the vote and to dispose of or direct the disposition of, 238,760 shares of common stock. This amount includes (i) 84,756 shares of common stock beneficially owned by Seneca Capital, L.P. ("SCL"), whose sole general partner, Seneca Capital Advisors, LLC ("SCA"), has Mr. Hirsch as its managing member, (ii) 143,849 shares of common stock beneficially owned by Seneca Capital International, Ltd. ("SCI"), whose investment advisor,
    Seneca Capital Investments, LLC ("SC Investments"), also has Mr. Hirsch as its managing member and (iii) 10,155 shares of common stock acquired by SC
    Investments on behalf of and as investment advisor to certain managed brokerage accounts owned by parties that are independent of the Seneca entities, which shares are also reported as beneficially owned by SC
    Investments. Because of SCA's relationship with SCL, SCA reports beneficial ownership of the same 84,756 shares reported as beneficially owned by SCL. Because of SC Investments' relationship with SCI, SC
    Investments reports beneficial ownership of 143,849 shares reported as beneficially owned by SCL.

(4) T. Rowe Price Associates, Inc. has sole power to vote or direct the vote of 17 shares of common stock and sole power to dispose of or direct the disposition of 235,017 shares of common stock. T. Rowe Price Small-Cap
    Value Fund, Inc. has sole power to vote or direct the vote of 235,000 shares of common stock.


Directors' and Executive Officers' Stock Ownership

     The following table sets forth, as of January 31, 2000, the number and percentage of outstanding shares of common stock and preferred stock beneficially owned by: (i) each director, (ii) certain executive officers,
(iii) Mr. Robert S. Fremont, who served as Juno's Chairman and Chief Executive Officer until June 30, 1999 and (iv) all executive officers and directors as a group. The persons named hold sole voting and investment power with respect to the shares of common and preferred stock listed below, except as otherwise indicated.

                                                                  Percentage of Outstanding
                                  Shares Beneficially Owned       Shares Beneficially Owned
                                  ----------------------------    -------------------------
           Name                   Common         Preferred        Common       Preferred
           ----                   ------         ---------        ------       ---------
Robert Jaunich II (1)(4)........4,651,162       1,051,970         69.45%         99.24%
Mark N. Williamson (1)(4).......4,651,162       1,051,970         69.45%         99.24%
Glenn R. Bordfeld (2)(5)........    8,375             750            *              *
Daniel DalleMolle (1)...........        0               0            *              *
George J. Bilek (3)(6)..........   20,607           1,000            *              *
Joel W. Chemers (3)(7)..........    5,000           1,000            *              *
Charles F. Huber(3)(8)..........   20,281             500            *              *
Thomas W. Tomsovic (3)(9).......   20,000             500            *              *
Robert S. Fremont (10)..........   36,385               0            *              *
All Juno directors and
   executive officers
   as a group (13 persons)(11)..4,806,113       1,056,820         71.76%         99.70%

(1)   Director

(2)   Executive Officer and Director

(3)   Executive Officer

(4)   Mr. Jaunich is President and Chief Executive Officer of Fremont I and
      Mr. Williamson is Vice President and Treasurer of Fremont I.  Messers.
      Jaunich and Williamson are each managing directors of FPLP. They each may be deemed to have beneficial ownership of the shares of common and preferred stock deemed to be beneficially owned by Fremont I and its affiliates, but each disclaims any such beneficial ownership.
      The business address of Messers. Jaunich, and Williamson is 50 Fremont
      Street, Suite 3700, San Francisco, California 94105.

(5) Includes 8,000 shares of common stock that Mr. Bordfeld has the right to acquire within 60 days of January 31, 2000.

(6) Includes 20,000 shares of common stock that Mr. Bilek has the right to acquire within 60 days of January 31, 2000.

(7) Represents 5,000 shares of common stock that Mr. Chemers has the right to acquire within 60 days of January 31, 2000.

(8) Includes 20,000 shares of common stock that Mr. Huber has the right to acquire within 60 days of January 31, 2000.

(9) Represents 20,000 shares of common stock that Mr. Tomsovic has the right to acquire within 60 days of January 31, 2000.

(10)  Former executive officer.

(11) Includes 116,600 shares of common stock that nine executive officers have the right to acquire within 60 days of January 31, 2000.

*  Less than 1%

<PAGE 7>

Change in Control of Registrant; Financing Arrangements

     On June 30, 1999, Jupiter Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Fremont Investors, was merged (the "Merger") with and into Juno pursuant to an Agreement and Plan of Recapitalization and Merger dated March 26, 1999 by and among Fremont Investors, Jupiter Acquisition Corp. and Juno. Pursuant to the Merger, the holders of all of the issued and outstanding shares of Juno common stock, par value $0.01 per share ("old common stock"), were entitled to receive either $25.00 cash or one share of Juno common stock for each share of old common stock issued and outstanding. This consideration was, however, subject to proration, as such holders were entitled to receive a maximum of 2,400,000 shares of Juno common stock in the aggregate.

     Juno funded this effective retirement of 16,242,527 shares of its old common stock with a payment to stockholders of approximately $406 million in the aggregate. The sources of this funding included Juno's available cash and marketable securities, a $106 million preferred stock investment by Fremont Investors and key employees of Juno, approximately $94.9 million of bank debt issued by Bank of America, N.A. and Credit Suisse First Boston (the "Bank Debt") and the issuance of $125 million of subordinated debt.

     By virtue of the Merger, Fremont Investors acquired control of Juno from Juno's public stockholders. To Juno's knowledge, Fremont Investors beneficially owned 69.5% Juno's voting securities as of February 29, 2000. Messrs. Jaunich and Williamson are both affiliates of Fremont Investors.

     The Bank Debt consists of (i) a $90 million term facility consisting of
(a) a $40 million tranche A term loan ("Term Loan A"), and (b) a $50 million tranche B term loan ("Term Loan B"), and (ii) a $35 million revolving credit facility (the "Revolving Credit Facility"). Borrowings bear interest, at Juno's option, at a rate per annum equal to either the Eurodollar rate (the London interbank offered rate for Eurodollar deposits as adjusted for statutory reserve requirements) or a base rate plus a varying applicable percentage. At November 30, 1999 the nominal interest rates for Term Loan A and Term Loan B were 8.01% and 8.51%, respectively. Term Loan A and Term Loan B are each payable in separate quarterly installments commencing February 29, 2000. The final maturity of Term Loan A is November 30, 2005 and the final maturity of Term Loan B is November 30, 2006. Borrowings under the Revolving Credit Facility are due on November 30, 2005. The Revolving Credit Facility had an outstanding balance of zero as of February 18, 2000.

     In addition, Juno issued $125 million principal amount of 11-7/8% senior subordinated notes due July 1, 2009 (the "Notes") to qualified institutional buyers under a private placement offering pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended (the "Securities Act"), resulting in approximately $120.4 million in proceeds to Juno. Interest is payable on the Notes semi-annually on January 1 and July 1 of each year commencing January 1, 2000. The Notes are unsecured senior subordinated obligations of Juno, subordinated in right of payment to all existing and future senior indebtedness of Juno, including the Credit Facility. Each of the aforementioned debt facilities contain restrictive covenants. The Secured Credit Agreement requires Juno to maintain certain financial ratios.

     The Bank Debt is collateralized by substantially all of Juno's assets. The aggregate amounts of existing long-term debt maturing in each of the next five years are as follows: 2000 - $3,330,000; 2001 - $5,230,000; 2002 -
$6,180,000; 2003 - $8,080,000; 2004 - $8,080,000.

<PAGE 8>

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table includes individual compensation information regarding all compensation awarded to, earned by or paid during the fiscal years ended November 30, 1999, 1998 and 1997 to (i) Juno's President and Chief Operating Officer, Mr. Glenn R. Bordfeld, (ii) the four other most highly compensated executive officers in the fiscal year ended November 30, 1999, and (iii) Mr. Fremont, in all capacities in which they served during the years in which they have been executive officers.

     As reflected in the following table, Mr. Bordfeld and the four other most highly paid executive officers of Juno currently participate in Juno's 401(k) Plan. In addition, the named executives participate in, and have received grants under, Juno's Stock Option Plans.



                            SUMMARY COMPENSATION TABLE

                             Annual Compensation            Long Term Compensation
                             -------------------            ----------------------
                                                          Securities        All Other
Name and                                                  Underlying        Compen-
Principal Position       Year  Salary($)    Bonus($)     Options/SARs       sation($)(1)
------------------       ----  --------     --------     ------------      ----------
Glenn R. Bordfeld        1999  $224,077(2)  $156,439        47,000           $10,400
  President and Chief    1998   186,539       23,491             -            12,000
  Operating Officer      1997   176,154            -             -             9,750

George J. Bilek          1999  $196,923     $156,439        29,375           $10,400
  Vice President,        1998   186,539       23,491             -            12,000
  Finance and Treasurer  1997   176,154            -             -             9,750

Joel W. Chemers          1999  $187,115     $156,439        29,375           $10,400
  Vice President,        1998   150,500       23,491             -            10,425
  Human Resources        1997    16,154            -         5,000                 -
  and Legal Affairs,
  and Secretary

Charles F. Huber         1999  $199,404     $156,439        29,375           $10,400
  Vice President,        1998   190,721       23,491             -            12,000
  Engineering and        1997   180,077            -             -             9,750
  Special Projects

Thomas W. Tomsovic       1999  $238,030     $156,439        29,375           $10,400
  Vice President,        1998   230,000       23,491             -            12,000
  Operations             1997   220,000            -             -             9,750

Robert S. Fremont        1999  $444,040            -             -            $2,854(3)
  Former Chairman        1998   504,400            -             -            21,479(4)
  and Chief Executive    1997   504,400            -             -            17,504(5)
  Officer
--------------------

     (1) Includes Juno's matching and discretionary contributions under the 401(k) Plan. Amounts are included without regard to vesting of any Juno discretionary contributions.

     (2)   Mr. Bordfeld became Juno's President and Chief Operating Officer on
           January 19, 1999. Mr. Bordfeld previously served as Vice President,
           Sales.

     (3)   Includes $454 for miscellaneous personal expenses.

     (4)   Includes $9,475 for miscellaneous personal expenses.

     (5)   Includes $7,754 for miscellaneous personal expenses.


Change of Control Benefit Arrangements

     Juno entered into Change of Control Benefits Agreements with Messrs. Bordfeld, Bilek, Chemers, Huber and Tomsovic as well as with Mr. Scott Roos, Juno's Vice President of Product Management and Development, and Mr. Jacques LeFevre, Vice President and President of Juno's Indy Lighting subsidiary.
These agreements provided for severance and other benefits in the event of a change of control of Juno and in the event of certain terminations of employment beginning upon the change of control and ending upon six months' notice from Juno, but no earlier than December 31, 2000. Some benefits were to be provided immediately upon the change of control. Severance benefits for termination of employment after the change of control will be payable only if an executive's employment is terminated by Juno without "cause" or by the executive for "good reason". For this purpose, good reason includes material adverse changes in duties, reduction in salary or a required move of more than 40 miles. "Cause", for these purposes, means commission of certain felonies, substance abuse and serious misconduct or neglect in the course of duties.

     The Merger constituted a change of control for purposes of these agreements. As a result, each of the officers specified above received benefits that included (i) continuation of employment with (A) a 5% minimum annual base salary increase, (B) no adverse change in duties, (C) no required move of more than 40 miles, and (D) participation in benefit and welfare plans;
(ii) a transaction bonus of $150,000; (iii) a performance bonus based on projected operating income for fiscal 1999, prorated for the portion of the year elapsed prior to a change of control, and multiplied by 115%; and (iv) all unvested stock options became vested and exercisable.

<PAGE 9>

     The principal benefits that would be provided as severance benefits upon termination by the executive for good reason or by Juno other than for cause or disability include (i) a lump sum payment equal to the greater of (x) six months' base salary or (y) the base salary through December 31, 2000; (ii) a payment equal to forfeited retirement benefits, if any; and (iii) continuation of medical, dental, life insurance, and other fringe benefits for the greater of (x) six months or (y) until December 31, 2000. In addition, the agreements provide reimbursement of legal fees for an executive's good faith enforcement of the agreements, regardless of whether the executive prevails. The benefits are capped at the maximum amount payable without triggering excise tax under the golden parachute provisions of the Internal Revenue Code.

Stock Option Plan Exercises and Year-End Value Table

     The following table discloses, for each of the persons listed, information regarding stock options exercised during, or held at the end of, the fiscal year ended November 30, 1999 pursuant to Juno's Stock Option Plans.

                        Aggregated Option/SAR Exercises in Last Fiscal Year
                           and Fiscal Year-End Option/SAR Values

                                                     Number of Securities            Value of Unexercised
                                                    Underlying Unexercised        In-the-Money Options/SARs
                                                Options/SARs at Fiscal Year-End    at Fiscal Year-End($)(3)
                                                -------------------------------    ------------------------
                      Number of
                         Shares
                    Acquired on        Value
  Name                 Exercise   Realized($)   Exercisable(1) Unexercisable(2)    Exercisable Unexercisable
 -----              -----------   -----------   -----------    ----------------    ----------- -------------
Glenn R. Bordfeld....      0              0          8,000         47,000               0            0
George J. Bilek......      0              0         20,000         29,375               0            0
Joel W. Chemers......      0              0          5,000         29,375               0            0
Charles F. Huber.....      0              0         20,000         29,375               0            0
Thomas W. Tomsovic...      0              0         20,000         29,375               0            0
Robert S. Fremont....      0              0              0              0               0            0

(1) All exercisable options outstanding at the end of the fiscal year ended
    November 30, 1999 are incentive stock options and were granted at 100% of the fair market value of Juno's common stock on the date of the grant.
    Such options will expire at various dates between December 9, 2003 and October 19, 2008. All such options vested and became immediately exercisable upon completion of the Merger.

(2) All unexercisable options outstanding at the end of the fiscal year ended
    November 30, 1999 are nonqualified stock options. All such options were granted at not less than 100% of the fair market value of Juno's common stock on the date of the grant. For these options, up to 20% of the shares covered by each option may be purchased commencing on the first anniversary of the date of the grant, which amount increases by 20% on each anniversary thereafter. These options cannot be exercised after the expiration of ten years from the date of grant.

(3) Total value of options is based on the difference between the fair market value of Company Stock of $11.6875 as of November 30, 1999, and the exercise price per share of the options.

                      Stock Option Grants During Fiscal 1999
                                                                         Potential Realizable Value At
                                                                         Assumed Rates of Stock Price
                                                                         Appreciation for Option Term
                                                                         -----------------------------
                               % of Total
                                  Options
                               Granted to
                     Options    Employees   Exercise   Market  Expiration
Name              Granted(1)   In 1999(2)      Price    Price        Date               5%       10%
----------------------------------------------------------------------------------------------------
Glenn R. Bordfeld    47,000         11.64%    $25.00   $25.00     6/30/09         $324,630  $717,350
George J. Bilek      29,375          7.28%     25.00    25.00     6/30/09          202,840   448,340
Joel W. Chemers      29,375          7.28%     25.00    25.00     6/30/09          202,840   448,340
Charles F. Huber     29,375          7.28%     25.00    25.00     6/30/09          202,840   448,340
Thomas W. Tomsovic   29,375          7.28%     25.00    25.00     6/30/09          202,840   448,340
Robert S. Fremont         0          0.00%         -        -           -                -         -


(1) All options granted during 1999 are nonqualified stock options. All such options were granted at not less than 100% of the fair market value of Juno's common stock on the date of the grant. For these options, up to 20% of the shares covered by each option may be purchased commencing on the first anniversary of the date of the grant, which amount increases by 20% on each anniversary thereafter. These options cannot be exercised after the expiration of ten years from the date of grant.

(2) Based on 403,650 options granted to all employees in 1999.

<PAGE 10>

Compensation Committee Interlocks and Insider Participation

     Currently, Messrs. Jaunich and Williamson comprise the compensation committee of Juno's board of directors. Mr. Williamson is not an executive officer of Juno. Mr. Jaunich serves as Juno's Chairman of the Board. Mr. Jaunich is President and Chief Executive Officer of Fremont Investors and Mr. Williamson is Vice President and Treasurer of Fremont Investors. Messrs. Jaunich and Williamson are each managing directors of Fremont Partners, L.P. As a result of the Merger, Fremont Investors obtained control of the Company in June 1999.

     Pursuant to the Merger Agreement, Juno paid the reasonable out-of-pocket expenses of Fremont Investors and Merger Sub incurred in connection with the Merger Agreement and the transactions contemplated thereby. Such expenses included attorneys' fees and expenses of financial advisors and consultants. In addition, Juno paid Fremont Partners L.L.C. a transaction fee of $4.54 million in connection with the Merger.

     Juno and Fremont Partners L.L.C. entered into a management services agreement at the effective time of the Merger, pursuant to which agreement Fremont Partners L.L.C. renders certain management services in connection with Juno's business operations, including strategic planning, finance, tax and accounting services. Juno pays Fremont Partners L.L.C. an annual management fee of $325,000 to render such services.

    Prior to the Merger, the compensation committee of Juno's board of directors included Messrs. Julius Lewis, Allan Coleman and George Ball. Mr. Lewis was a board member and an officer of Juno but not an executive officer. Messrs. Coleman and Ball were board members but not executive officers of Juno. Other than the compensation committee members and Messrs. Fremont and Bordfeld, each of whom was consulted by the compensation committee concerning the compensation level of executive officers other than themselves, no current or former officer or employee of Juno participated in the deliberations of the board of directors concerning executive compensation during the fiscal year ended November 30, 1999.

     Mr. Lewis is a partner of the law firm of Sonnenschein Nath & Rosenthal, which provided legal services to the Company in fiscal 1999. Mr. Ball is the Chairman of Philpott, Ball & Co., an investment banking firm that provided investment banking services to the Company in fiscal 1999.


Compensation Committee and Stock Option Committee Reports on Executive Compensation

     Juno's executive compensation policy is designed to maintain a competitive compensation program in order to attract and retain well qualified management and to provide management with the incentive to accomplish Juno's financial and operating objectives. Compensation for executives generally consists of cash compensation in the form of annual base salary and performance-based bonuses and long-term incentive compensation in the form of stock options.

     Juno's executive compensation program is administered by the compensation committee of the board of directors and, with respect to stock options and SARs under Juno's Stock Option Plans, by the stock option committee. See "Juno's Board of Directors - Committees of the Board of Directors", above.

     In setting cash compensation levels for executive officers (including Mr. Bordfeld, the President and Chief Operating Officer), the compensation committee considers the performance of Juno and of the individual officer, including the assumption of new duties by the officer. While Juno's overall financial performance, particularly operating income, is taken into account, base salaries for executive officers are primarily determined by the compensation committee's subjective assessment of the executive's individual performance. The compensation committee does not set target bonuses or target performance goals in setting cash compensation levels for executive officers.

     In addition to base salary, the compensation committee has an incentive bonus plan applicable to Messrs. Bordfeld, Bilek, Chemers, Huber, LeFevre, Roos and Tomsovic as well as to Mr. Richard Stam, Juno's Vice President of Sales and Mr. Reed Powers, Vice President and President of Juno's Advanced Fiberoptic Technologies subsidiary. The incentive bonus plan provides for the payment of cash bonuses to these executives pursuant to a formula based on increases in Juno's operating income. Juno paid bonuses earned in fiscal 1999 pursuant to this plan to Messrs. Bordfeld, Bilek, Chemers, Huber, LeFevre, Roos and Tomsovic.

     In determining the salary to be paid to the President in any fiscal year, in addition to the factors set forth above, which are applicable to all executive officers, the compensation committee also compares base salaries of presidents and chief executive officers of other companies of similar size and engaged in manufacturing businesses similar to Juno's and considers the performance of Juno's common stock. Some but not all of the companies used for salary comparison purposes are companies listed in the NASDAQ Electrical Component Index and/or included in the peer group of companies for which cumulative total return information is provided in the "Performance Graphs" section below. Although the compensation committee takes into account all of the factors described above in determining an appropriate base salary for Mr. Bordfeld, it does not engage in any particular weighing of these factors (other than the emphasis placed on individual performance). Juno's success in meeting its financial goals is not one of the factors that the compensation committee considers in determining the President's base salary. It should be noted that Mr. Bordfeld does not participate in compensation committee discussions or decisions regarding his compensation.

<PAGE 11>

     Under Juno's Stock Option Plans, stock options have been awarded to certain key employees, including Juno's executive officers. All currently outstanding stock options were granted with an exercise price equal to or greater than the market price of the common stock on the date of grant and vest over a period of time. This approach is designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package generally cannot be realized unless stock price appreciation occurs over a number of years. The stock option committee determines the size of awards of stock options and SARs to executives based on similar factors as are used to determine base salaries.

     In addition to salary, stock options and SARs, Juno's compensation package includes matching and discretionary contributions to a 401(k) plan, medical and life insurance and other benefits.

     Finally, the compensation committee reviews the possible effect on Juno of the limitations on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. The compensation committee does not believe that such section will be applicable to Juno in the foreseeable future but will review Juno's compensation practices as circumstances warrant.

                            Compensation Committee
                            ----------------------
                            Robert Jaunich II
                            Mark N. Williamson


Performance Graphs

                  Comparison of Five-year Cumulative Return
                           Among Juno Lighting, Inc.,
                       the NASDAQ Stock Market Index
            (U.S. Companies) and the NASDAQ Electrical Component
                            Stock Index (1)
                                                NASDAQ Stock        NASDAQ Electrical
 Fiscal Year      Juno Lighting, Inc.        Market Index(U.S.)      Component Index
----------------- -------------------        ------------------      ----------------
  11/30/94            100.0                        100.0                100.0
  11/30/95             89.7                        142.5                184.4
  11/30/96             89.4                        174.6                286.7
  11/30/97            113.2                        217.5                336.9
  11/30/98            140.0                        266.6                417.7
  11/30/99             70.6                        447.6                798.3

(1) Cumulative return assumes reinvestment of dividends. This table assumes $100.00 was invested in Juno common stock, the NASDAQ Stock
      Market Index (U.S. Companies) and the NASDAQ Electrical Component Index on November 30, 1994.



                  Comparison of Five-year Cumulative Return
                           Among Juno Lighting, Inc.,
                       the NASDAQ Stock Market Index
            (U.S. Companies) and a Self-Determined Peer Group
                              Stock Index (2)
                                               NASDAQ Stock        Self-Determined
Fiscal Year      Juno Lighting, Inc.        Market Index(U.S.)       Peer Group(3)
-----------      -------------------        ------------------    -----------------
  11/30/94            100.0                        100.0                100.0
  11/30/95             89.7                        142.5                118.5
  11/30/96             89.4                        174.6                156.2
  11/30/97            113.2                        217.5                194.4
  11/30/98            140.0                        266.6                172.7
  11/30/99             70.6                        447.6                142.4


(2) Cumulative return assumes reinvestment of dividends. This table assumes $100.00 was invested in Juno common stock, the NASDAQ Stock
       Market Index (U.S. Companies) and the Self-Determined Peer Group on November 30, 1994.

(3)    The nine companies in the Self-Determined Peer Group are: Advanced
       Lighting Technologies Inc., Catalina Lighting Inc., Cooper Industries
       Inc., Genlyte Group Inc., Hubbell Inc., LSI Industries Inc., National
       Service Industries Inc., SLI Inc. and US Industries Inc.

<PAGE 12>

The stock price performance depicted in the above performance graphs is not necessarily indicative of future price performance. These performance graphs shall not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The second performance graph is presented because Juno believes the companies in the Self-Determined Peer Group have business operations that are more comparable to Juno's than the companies in the NASDAQ Electrical Component Index.

          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Juno's officers and directors, and persons who own more than 10% of Juno's common stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater-than-10% beneficial owners are required to furnish Juno with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to Juno and/or written representations from certain reporting persons that no other reports were required, Juno believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners during or with respect to the year ended November 30, 1999 were met.

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

     Juno has selected PricewaterhouseCoopers, LLP ("PWC") as its principal independent auditors for the current fiscal year. PWC has served in that capacity for the past eight fiscal years.

     A representative of PWC is expected to be present at the annual meeting and will be offered the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. Juno has been advised by PWC that no member of the firm has or had any financial interest, either direct or indirect, in Juno or any of its subsidiaries during the time period that it has served in the capacity of independent auditors for Juno, and that it has no connection with Juno or any of its subsidiaries in any capacity other than as public accountants.

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this document. These forward-looking statements are subject to risks and uncertainties, and there can be no assurance that such statements will prove to be correct. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "plans", "believes", "anticipates", "expects" and "intends", or the negative of such terms and similar terminology. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We are not required to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

                      PROPOSALS BY JUNO STOCKHOLDERS

     Any proposals of Juno stockholders intended to be presented at Juno's next annual meeting of Juno stockholders should be addressed to Juno's Secretary, 1300 South Wolf Road, P.O. Box 5065, Des Plaines, Illinois 60017-5065, and must be received a reasonable time before Juno begins to print and mail its proxy materials for such annual meeting.

     Juno's advance notice bylaw provides guidelines for stockholder proposals that are submitted outside the processes of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. If you would like a copy of Juno's bylaws, we will furnish one without charge upon written request to the Secretary of Juno at the address of Juno's executive offices.

                            OTHER MATTERS

     As of the date of this proxy statement, the Juno board knows of no matters that will be presented for consideration at the annual meeting other than as described in this proxy statement. If any other matters shall properly come before either the annual meeting or any adjournments or postponements thereof to be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the board of directors of Juno.

                                    By Order of the Board of Directors



                                    Joel W. Chemers
                                    Secretary

Des Plaines, Illinois
March 21, 2000


<PAGE 13>

                             Juno Lighting, Inc.
                            1300 South Wolf Road
                                P.O. Box 5065
                         Des Plaines, IL 60017-5065
         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Glenn R. Bordfeld and George J. Bilek, or either of them, with full power of substitution (the action of one, if only one be present and acting, to be in any event controlling), as proxies to represent the undersigned at the Annual Meeting of Stockholders of Juno Lighting, Inc. to be held on April 25, 2000, and at any and all adjournments thereof, and to vote all shares which the undersigned would be entitled to vote thereat.

                                                 COMMENTS: (change of address)

Election of Directors, Nominees:                 ---------------------------

                                                 ---------------------------
Robert Jaunich II, Mark N. Williamson
Glenn R. Bordfeld, Daniel DalleMolle             ---------------------------

                                                 ---------------------------

                                             (If you have written in the above
                                          space, please mark the corresponding
                                        box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. If you do not mark any boxes, your proxy will be voted in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                                                            (SEE REVERSE SIDE)


<PAGE 14>

Please mark your votes
/X/     as in this example.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposal 1.

          The Board of Directors recommends a vote FOR proposal 1.


                                 FOR           WITHHELD
1.     Election of Directors
        (see reverse)            /  /            /  /

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

2. In their discretion on any other matters that may properly come before the meeting.

Change of Address/
Comments on Reverse Side.            /  /

Please mark this box if
you will personally be
attending the meeting               /  /

                  Please date and sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                              ----------------------------------------------

                              ----------------------------------------------
                               SIGNATURE(S)           DATE     2000